[EXHIBIT 10.2]

March 29, 2001

Ms. Dawn L. Van Zant
Wild Heart Ranch, Inc.
145 Tyee Drive, Number 1573
Point Roberts, Washington 98281

Dear Dawn:

     The purpose of this letter agreement ("Agreement") is to set forth the terms and conditions that have been agreed upon by Mandalay Sports Entertainment ("MSE") and Wild Heart Ranch, Inc. ("WHR") regarding certain packaging and consulting services to be provided by MSE.

     In this regard, MSE and WHR have agreed as follows:

     1. Term - The initial term of this Agreement (the "Term") will commence on April 1, 2001, and will continue through March 31, 2002. Notwithstanding the foregoing, for the period from January 1, 2002, through March 1, 2002, the parties shall, in good faith, negotiate for a one- year extension of this Agreement containing terms and conditions that are mutually acceptable to WHR and MSE, but in no event shall those terms be less favorable than those contained herein.

     2. Services - In consideration for payment of the Fee (as hereinafter defined) to be paid to MSE by WHR, MSE shall use commercially reasonable best efforts to provide non-exclusive packaging and consulting services to WHR during the TERm, which may include assistance, consultation, creative, introductions or other similar services in the following areas:

     (a) Consultation in the development of original and/or acquired literary projects;

     (b) Participation in the development of WHR's business model;

     (c) Facilitation of relationships and alliances designed to improve the visibility and image of WHR and its business (i.e., WHR's website, products, including the No More Night Mares Legend line, etc.) and entertainment properties, particularly focusing on the following areas:

           a. Producing Partners
           b. Agents and Talent
           c. Multimedia Content Distribution Partners
           d. Public Relations & Consultation
           e. Marketing Plans & Strategists
           f. Website Design Consultation

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     (d) Facilitation of new business opportunities designed to enhance and expand the core business and capabilities of WHR; and

     (e) Provide introductions and access to MSE's various sports and entertainment relationships and resources, where appropriate, based on the needs and goals outlined by WHR.

     3. Content Ownership, Costs, Rights, and Credit - During the Term of this Agreement, the parties may work together to create, develop, produce or acquire various sports and entertainment content ("Content") designed to be exploited across all media.

     Any Content created for WHR pursuant to this Agreement shall be defined as either Content created for programs conceived and developed by WHR ("WHR Content"), or Content created for programs jointly conceived and developed by WHR and MSE ("Joint Content"). The parties shall mutually agree, in writing, prior to the creation of any original programs as to how Content for such programs will be categorized, which categorization shall be based on the efforts in creating, designing, developing and marketing the programs and not the source of specific assets and relationships provided to make Content for such programs. In the event the Parties fail to create a writing evidencing the classification of original programs, then Content for such programs shall be deemed WHR Content. WHR shall retain all rights and ownership including rights of reproduction and distribution to WHR Content, subject to any limitations required pursuant to industry-standard agreements or agreements made with any third parties. Unless otherwise agreed upon in writing, WHR and MSE shall jointly and equally retain all rights and ownership including rights of reproduction and distribution to Joint Content, subject to any limitations required pursuant to industry-standard agreements made in conjunction with the Joint Content. In addition, all business and creative decisions in relation to the Joint Content, including how the Joint Content will be exploited and financed, shall require the mutual approval of both MSE and WHR.

     The specific proprietary rights limitations which may apply to WHR. in the case of WHR Content, or WHR and MSE, in the case of Joint Content, under this Agreement, will be determined on a case-by-case basis prior to the beginning of production. The Parties will work together to obtain the broadest possible exploitation rights in and to the WHR Content and Joint Content. In addition, MSE will receive appropriate credit (both company and individual) for any production role in the WHR and Joint Content. Such credits will be within established entertainment industry standards.

     Further, the parties acknowledge that WHR will pay for all costs arising from the creation, development, acquisition and production of the WHR Content, including without limitation, all royalty payments (if any) licensing, production, and post-production costs.

     4. Compensation - In consideration for MSE providing services in the areas defined in Paragraph 2 during the Term, WHR hereby agrees to pay to MSE the fee (the "Fee") of $150,000. The Fee shall be paid to MSE in 12 equal monthly installments of $12,500 which shall be paid to MSE by WHR on or before the 1st of each month beginning April 1, 2001, and continuing through March 1, 2002. In addition to any other rights or remedies to which MSE

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may be entitled, in the event that MSE does not receive payment in full of any the Fee by the due date thereof, then any unpaid portion shall bear interest at a rate equal to the Wall Street Journal prime rate plus two percent (2%) per annum, or the maximum legal rate allowable, whichever is less, calculated from the due date of such payment until paid in full.

     In addition to the Fee outlined above for services rendered, Mandalay and WHR to agree to negotiate, in good faith, additional compensation for developing certain business opportunities. The parties shall enter into a more formal agreement(s) on such additional compensation to effectuate their intent as these cases arise.

     Also, Mandalay shall receive an equity position in WHR in an amount to be negotiated, but in no event less than Five Percent (5%) on terms agreeable to both parties. With respect to the preceding sentence, the parties agree to negotiate in good faith and enter into a more formal agreement to effectuate their intent by a date no later than May 1, 2001, unless the parties mutually agree to extend this period.

     5. Expense Reimbursement - The Fee described above does not include travel, entertainment and/or other expenses that may be incurred by MSE in the fulfillment of the services provided to WHR. WHR agrees to reimburse MSE for all reasonable expenses incurred in the fulfillment of its services hereunder. MSE understands and agrees that any single expense that exceeds $500.00 will require approval from WHR prior to expense being incurred. WHR will promptly reimburse MSE's expenses, but in any event, no later than ten (10) days after WHR has received an invoice detailing the expenses incurred.

     6. Events of Default - The following shall be deemed to be "Events of Default" and shall entitle the parties to the remedies specified in Section 7 below:

     (a) Events of Default by MSE: A material breach by MSE of any of MSE's material obligations under the Agreement (i.e. continued failure to return WHR calls, no attempt to schedule meetings or make introductions for WHR, failure to give input on WHR business) which breach is not cured within thirty (30) days following receipt of written notice from WHR specifying the breach, or, if such breach is not able to be cured within said 30-day period, if MSE commences to cure such breach within said 30-day period and thereafter diligently proceeds to cure such breach.

     (b) Events of Default by WHR:

          (i) The failure of WHR to make any payments (including any interest due thereon) hereunder within five (5) days of when due.

          (ii) Any other material breach by WHR of any of WHR's other material obligations under this Agreement, which breach is not cured within thirty
     (30) days following receipt of written notice from MSE, or, if such breach is not able to be cured within said 30-day period, if WHR commences to cure such breach within said 30-day period and thereafter diligently proceeds to cure such breach.

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     7. Remedies on Default -

     (a) WHR 's Remedies - In the event of the occurrence of any of the foregoing Events of Default by MSE, WHR shall have the right to elect to terminate this Agreement by giving MSE written notice of such termination (a "Termination Notice"). In the event that WHR so elects to terminate this Agreement, or in the event of any other termination of this Agreement as provided herein, WHR's sole and exclusive remedy will be that WHR will receive a refund of any portion of any Fees it may have pre-paid to MSE, if any, applicable to any Contract Year or any portion thereof (pro-rated on the basis of a 365-day Year) following the effective date of such Termination Notice (the "Termination Date") which refund will be made by MSE to WHR within thirty (30) days following the Termination Date. In the event that WHR gives MSE a Termination Notice following any such Event of Default, and if on the Termination Date MSE has not received payment of all Fees or any portion thereof applicable to any period prior to the Termination Date, then WHR will make payment of all such Annual Fees, or any portions thereof, plus any interest that may be due thereon, due to MSE without offset or deduction, at the time of giving such Termination Notice to MSE.

     (b) MSE's Remedies - In the event of the occurrence of any of the foregoing Events of Default by WHR, then MSE will have the right to elect to terminate this Agreement by giving WHR a Termination Notice. In the event that MSE so elects to terminate this Agreement then within thirty (30) days following the effective date of such Termination Notice, WHR shall pay to MSE any Fees due to MSE through the end of the Term. Notwithstanding the above, nothing contained herein shall be deemed or construed so as to require MSE to terminate this Agreement following the occurrence of an Event of Default by WHR or to in any way limit or restrict the rights and remedies of MSE in such event.

     8. Confidentiality - All information and materials provided to MSE by WHR to assist MSE in the performing of its obligations hereunder shall be held in strict confidence by MSE. Any materials containing any such confidential information shall be returned to WHR at its request at the expiration of or termination of this Agreement. This confidentiality shall survive the Term and the duties and obligations set forth in this paragraph shall be reciprocal with respect to any confidential information received by WHR from MSE. The parties further agree that the terms of this Agreement including without limitation financial terms and consideration received by either party shall be deemed confidential information. Notwithstanding the foregoing, the parties may desire to issue statements or press releases ("Press Release") to the public during the Term. Prior to any issuance of any Press Release, the parties must mutually approve, in writing, all aspects of the Press Release including, without limitation the content and media outlets for distribution.

     9. Indemnification - WHR shall, and hereby does undertake, to hold MSE free and harmless from and indemnify MSE against any and all loss to, claims of, damages to, expenses of, or injuries to any person, property (including reasonable outside attorney's fee incurred by MSE) which may be claimed or levied against MSE. based upon or relating to, any of MSE's services hereunder. This indemnity shall survive any termination or expiration of this Agreement. MSE agrees to indemnify WHR and hold WHR harmless from and against all

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liability, including all actions, claims, damages, costs and reasonable outside attorney's fees which WHR may incur resulting from willful misconduct on MSE's part.

     10. Assignment - It is expressly understood and agreed by the parties that:
(i) MSE shall have the right to assign pledge mortgage hypothecate or transfer any or all of MSE's rights, including, without limitation, MSE's right to receive the Fee and any other payments due to MSE hereunder, or any portion thereof and (ii) MSE shall be entitled to assign or transfer this Agreement, in whole or in part, to its principals ("Mandalay '), or any entity owned or controlled by, or under common control with MSE or Mandalay; provided that the assignee or transferee undertakes all of MSE's obligations hereunder. Except for the foregoing assignments, this Agreement may not be assigned by either party nor may either party's duties hereunder be delegated, without the prior written approval of the other party, which approval may be given or withheld in such other party's sole discretion.

     11. Governing Law - The rights and obligations of the parties hereto shall be governed by and construed in accordance with the internal substantive laws of the State of California, without regard to California's choice of law doctrine. Each party hereby irrevocably and unconditionally agrees not to commence any legal action relating to this agreement except in a state or federal court located in Los Angeles County and agrees not to plead or claim in any such court that any such action brought has been brought in an inconvenient forum.

     12. Status of Parties - At all times during the Term of this Agreement, MSE and WHR shall be and remain independent contractors and nothing contained in this Agreement shall be deemed or construed as creating any sponsorship, joint venture, agency or employment relationship between the parties or their respective agents, employees or representatives, other than that of independent contractors.

     13. Authority - MSE and WHR each represent and warrant to the other party that they have all necessary right, power and authority to enter into this Agreement and to fully perform each and all of their respective obligations hereunder and to grant to the other party all of the rights, privileges and benefits provided for in this Agreement.

     14. Effect - The parties hereby acknowledge that the services provided under this Agreement are unique and personal in nature. Subject to the restrictions on transfer and the other assignment provisions expressly provided for in this Agreement, this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and to their respective successors and permitted assigns.

     15. Notices. Any notices required or permitted under or pursuant to this Agreement shall be in writing and shall be deemed delivered by personal delivery, certified or registered mail (postage prepaid, return receipt requested), Federal Express or other commercial overnight or second day delivery service or by facsimile, with confirmation copy to follow by one of the other means listed herein, to the parties at the following addresses:

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To MSE:   c/o Mandalay Sports Entertainment
          4751 Wilshire Blvd., Third floor
          Los Angeles, CA 90010
          Attn: Russell Naftal and/or Jason Hervey
          Fax No.: (323) 549 - 9844

To WHR:   c/o Wild Heart Ranch, Inc.
          145 Tyee Drive, Number 1573
          Point Roberts, Washington 98281
          Attn: Dawn L. Van Zant, Director
          Fax No.: (604) 948-0814

     All notices or other communications shall be deemed delivered upon receipt by the other party. Either party may change the address at which it receives notices by notifying the other party in accordance with the provisions of this paragraph.

     16. Entire Agreement - This Agreement expresses and contains the entire agreement between the parties, and supersedes and replaces any prior or contemporaneous agreements, understandings, or arrangements between the parties, whether verbal or written. This Agreement may not be modified or amended except by a written instrument signed by both parties.

     17. Headings - The headings contained in this Agreement are for reference and convenience purposes only and are not to be used or construed in the interpretation of the terms and provisions of this Agreement.

     If the foregoing meets with your understanding of the agreement between MSE and WHR regarding the packaging and consulting services provided herein, please so indicate by signing, dating and returning the enclosed copy of this Agreement. We look forward to a long and mutually rewarding relationship between Mandalay Sports and Wild Heart Ranch.

Sincerely,

Mandalay Sports Entertainment

By:
   --------------------------
AGREED TO AND ACCEPTED BY:

Wild Heart Ranch, Inc.

By: /s/ Dawn Van Zant
    -------------------------
Dawn Van Zant, Director